Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
OCTOBER 6, 2010

CHESAPEAKE ENERGY CORPORATION ANNOUNCES THE APPOINTMENT OF
KATHLEEN EISBRENNER TO CHESAPEAKE’S BOARD OF DIRECTORS

OKLAHOMA CITY, OKLAHOMA, OCTOBER 6, 2010 – Chesapeake Energy Corporation (NYSE:CHK) today announced the appointment of Kathleen Eisbrenner to the Chesapeake Board of Directors effective December 1, 2010, to serve until the 2011 annual meeting of shareholders when she will stand for election by Chesapeake’s shareholders.  Ms. Eisbrenner, 50, currently is engaged in the organization of Next Decade, a new company that will be positioned to create new opportunities in the integrated international liquefied natural gas (LNG) industry.

Ms. Eisbrenner has had a long and distinguished business career in the oil and natural gas industry.  Prior to organizing Next Decade, she served as the head of Houston-based Poten & Partners Project Development Group.  Poten & Partners is a global broker and commercial advisor for the energy and ocean transportation industries and a recognized leader in the crude and petroleum products, LNG, liquefied petroleum gas (LPG), fuel oil, naphtha and asphalt market sectors.  From 2007 to 2009, Ms. Eisbrenner was Executive Vice President responsible for Royal Dutch Shell plc’s global LNG business.  From 2003 to 2007, she was founder, President and Chief Executive Officer of Excelerate Energy, a global importer and marketer of LNG.  Ms. Eisbrenner also previously served in various senior leadership positions with other energy companies in the United States, including El Paso Corporation (NYSE:EP).  Ms. Eisbrenner graduated from the University of Notre Dame in 1982 with a degree in civil engineering.

Ms. Eisbrenner’s appointment increases the size of Chesapeake’s Board of Directors to nine members.  Management is represented by Aubrey K. McClendon, the company’s co-founder, Chairman and Chief Executive Officer.  Other board members are: Richard K. Davidson of Bonita Springs, Florida; Frank Keating of Washington, D.C.; V. Burns Hargis of Stillwater, Oklahoma; Charles T. Maxwell of Bronxville, New York; Pete Miller of Houston, Texas; Don Nickles of Washington, D.C.; and Frederick B. Whittemore of New York, New York.  Ms. Eisbrenner is expected to serve on the Nominating and Corporate Governance Committee and the Compensation Committee of the board.

Management Comments

Aubrey K.  McClendon said of Ms. Eisbrenner’s appointment, “We are extremely honored to have Kathleen join Chesapeake’s board.  I believe her experience in the natural gas industry and specifically her expertise in the global LNG business will be of great benefit to Chesapeake, our board and our shareholders.  Kathleen offers a unique blend of professional experiences, accomplishments and skills that will build on Chesapeake’s commitment to have diverse talents and perspectives represented on the board.”

Chesapeake Energy Corporation is the second-largest producer of natural gas and the most active driller of new wells in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S.  Chesapeake owns leading positions in the Barnett, Fayetteville, Haynesville, Marcellus and Bossier natural gas shale plays and in the Eagle Ford, Granite Wash and various other unconventional liquids plays.  The company has also vertically integrated its operations and owns substantial midstream, compression, drilling and oilfield service assets.  Further information is available at www.chk.com.

INVESTOR CONTACTS:		CHESAPEAKE ENERGY CORPORATION
Jeffrey L. Mobley, CFA	John J. Kilgallon	6100 North Western Avenue
(405) 767-4763	(405) 935-4441	P.O. Box 18496
jeff.mobley@chk.com	john.kilgallon@chk.com	Oklahoma City, OK 73154